Exhibit 10.15

AMENDMENT TO THE MGO GLOBAL INC’S 2022 EQUITY INCENTIVE PLAN

May 19, 2024

Based on the approval of the majority stockholders of MGO Global Inc., a Delaware corporation (the “Company”) by written consent in lieu of a special meeting of stockholders dated April 17, 2024, the MGO Global Inc. 2022 Equity Incentive Plan (the “Plan”) is hereby amended as follows:

1.	Section 3.1 of the Plan is amended to state as follows:

Stock Subject to the Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15 of the Plan and the automatic increase set forth in Section 3.2 of the Plan, the maximum aggregate number of Shares that may be subject to Awards and sold under the Plan will be equal to 4,511,883 Shares. In addition, Shares may become available for issuance under Sections 3.2 and 3.3 of the Plan. The Shares may be authorized but unissued, or reacquired Common Stock.

2.	All other provisions of the Plan remain in full force and effect. All capitalized terms not defined herein shall have the meanings ascribed to those in the Plan.

IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be executed by its duly authorized representative on the day and year first above written.

MGO GLOBAL INC.

By:	/s/ Maximiliano Ojeda
Name:	Maximiliano Ojeda
Title:	Chief Executive Officer